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                                                                    EXHIBIT 99.1

[O'CHARLEY'S INC. LOGO]                                       [FORBES 2002 LOGO]
NEWS RELEASE

CONTACT:   A. Chad Fitzhugh
           Chief Financial Officer
           (615) 782-8818

                 O'CHARLEY'S ISSUES GUIDANCE FOR FOURTH QUARTER
              Completes $50 Million Sale and Leaseback Transaction Announces $25 Million Share Repurchase Authorization

NASHVILLE, Tenn. (October 21, 2003) -- O'Charley's Inc. (NASDAQ/NM: CHUX), a leading casual dining restaurant company, today announced the completion of a $50 million sale and leaseback transaction and the establishment of a $25 million share repurchase authorization. The Company also issued its sales and earnings guidance for the fourth fiscal quarter ending December 28, 2003.

         The Company announced it has completed a sale and leaseback transaction involving 23 of its O'Charley's restaurants for $50 million. The terms of the agreement provide for an initial 20-year term with renewal options for up to an additional 20 years and provide for minimum average annual lease payments of $4.2 million for the initial 20-year term. The Company has used the net proceeds from this transaction to pay down amounts outstanding under its senior credit facility. The Company intends to enter into additional sale and leaseback transactions pursuant to which the Company may sell and lease back up to 20 O'Charley's restaurants, which the Company expects will generate gross proceeds of up to approximately $35 million.

          For the fourth fiscal quarter ending December 28, 2003, the Company expects to report earnings in the range of $0.15 to $0.18 per diluted share before an estimated pre-tax charge of $1.9 million for debt extinguishment costs related to the anticipated repayment of the outstanding term loan and a portion of the currently outstanding revolving credit loans under the Company's credit facility. The Company's range of estimated earnings for the fourth fiscal quarter assumes same store sales at O'Charley's are flat to down 2% when compared with the prior-year period and same store sales at Ninety Nine are up 1% to 2% when compared with the prior-year period. The Company's guidance also includes the estimated impact of the recently completed sale and leaseback transaction, the anticipated debt repayment and the lower sales in its Knoxville-area stores as a result of adverse publicity concerning a Hepatitis A incident. The Company's guidance does not include any potential benefit from any insurance recovery related to the Hepatitis A incident.

         Gregory L. Burns, chairman and chief executive officer of O'Charley's Inc. stated, "We are pleased with the start of the fourth quarter. In the first two weeks of the fourth quarter, we have continued to experience positive customer count trends at our O'Charley's restaurants. We have already seen a positive response to our new prime rib combo promotion, and customer feedback on the revisions to the Create Your Own combo promotions has been consistent with our expectations. In addition, sales trends at our Knoxville area O'Charley's restaurants have begun to improve following the dissemination of news of the Center for Disease Control's investigation into a contaminated food source as the possible cause of the recent Hepatitis A incident rather than the food safety practices at our Turkey Creek O'Charley's restaurant. However, our sales in the nine Knoxville area restaurants remain significantly below the prior-year period. As a result, we expect the carryover from the initial news reports to continue for the foreseeable future."


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            3038 Sidco Drive * Nashville, TN  37204 * (615) 256-8500








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CHUX Issues Guidance for Fourth Quarter
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October 21, 2003


         The Company also announced that its Board of Directors had authorized the Company, subject to obtaining the approval of its lenders, to acquire in the open market or through privately negotiated transactions, from time-to-time and in accordance with applicable laws, rules and regulations, up to $25 million of its common stock.

         O'Charley's Inc. operates 206 O'Charley's restaurants in 16 states in the Southeast and Midwest. The menu, with an emphasis on fresh preparation, features several specialty items such as hand-cut and aged steaks, a variety of seafood, freshly-baked yeast rolls, fresh-cut salads with special-recipe salad dressings and signature caramel pie. The Company also operates Ninety Nine Restaurant & Pub in 85 locations throughout Connecticut, Maine, Massachusetts, New Hampshire, New York, Rhode Island and Vermont. Ninety Nine has earned a strong reputation for providing generous portions of high-quality food at moderate prices in a comfortable, relaxed atmosphere. The menu features a wide selection of appetizers, salads, sandwiches, burgers, entrees and desserts. In addition, the Company operates six Stoney River Legendary Steaks restaurants in Georgia, Illinois, Kentucky and Tennessee. The dinner-only steakhouse concept appeals to both upscale casual dining and fine dining customers by offering high-quality food and attentive customer service typical of high-end steakhouses at more moderate prices.

         This press release and statements made by or on behalf of the Company relating hereto may be deemed to constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be affected by certain risks and uncertainties, including, but not limited to, the Company's ability to successfully implement sales building initiatives at the O'Charley's concept and reverse decreases in comparable store sales; the ability to complete additional sale and leaseback transactions and other financing initiatives; the adverse impact of the Hepatitis A occurrence and the related litigation on the Company's results of operations; the possible adverse effect on our sales of any decrease in consumer spending; the effect of increased competition; the effect that any increases in food, labor and other expenses, including those associated with the sales building initiatives, may have on our results of operations; the ability to obtain the consent of its lenders to initiate the share repurchase program authorized by the Board of Directors; our ability to integrate successfully the Ninety Nine Restaurant and Pub acquisition; and the other risks described in the Company's Annual Report on Form 10-K/A Amendment No.1 for the fiscal year ended December 29, 2002, under the caption "Forward-looking Statements/Risk Factors" and in the Company's other filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by us that our objectives, plans and projected results of operations will be achieved and the Company's actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revisions to the forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

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